Exhibit 23.1



           INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the incorporation by reference in the Registration Statement of Synergx Systems Inc on Form S-8, File No. 333-107231 of our report dated December 12, 2006, except for Note 5 which is as of December 26, 2006, with respect to our audits of the consolidated financial statements of Synergx Systems Inc. as of September 30, 2006 and for the years ended September 30, 2006 and 2005, which report is included in this Annual Report on Form 10-KSB of Synergx Systems Inc. for the year ended September 30, 2006.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
December 26, 2006